Filed by NYSE Euronext, Inc.
                                                  Pursuant to Rule 425 under the
                                         Securities Act of 1933, as amended, and
                                  deemed filed pursuant to Rule 14a-12 under the
                                     Securities Exchange Act of 1934, as amended

                                                              Subject Companies:
                                                                NYSE Group, Inc.
                                                 (Commission File No. 001-32829)
                                                                   Euronext N.V.

                                                               November 16, 2006


          On November 16, 2006, Nelson Chai, Executive Vice President and Chief Financial Officer of NYSE Group, Inc., gave a presentation at the Merrill Lynch Banking & Financial Services Conference. A transcript of that presentation is attached as Exhibit 99.1 hereto and incorporated herein by reference.



                                  EXHIBIT INDEX

     EXHIBIT NUMBER      DESCRIPTION

         99.1 Transcript of the presentation made by Nelson Chai, Executive Vice President and Chief Financial Officer of NYSE Group, at the Merrill Lynch Banking & Financial Services Conference on November 16, 2006.